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                                                                     EXHIBIT 3.7

                          CERTIFICATE OF INCORPORATION
                                       OF
                          ORBCOMM GLOBAL CAPITAL CORP.


1. The name of the corporation is ORBCOMM Global Capital Corp. (the "Corporation").

2. The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, County of New Castle, Wilmington, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $.01 per share. Each share of Common Stock shall be entitled to one (1) vote.

5. The election of directors need not be by ballot except and to the extent provided in the By-Laws of the Corporation.

6. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, By-Laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-Laws made by the Board of Directors.

7. To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. No amendment or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and, upon request, advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee





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         benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any By-Law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 8 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provision of this paragraph 8 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

9. The name and mailing address of the sole incorporator is: Randy G. Legg, Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington D.C. 20004.

10. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-Laws of the Corporation.

11. The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

                          Alan L. Parker
                          21700 Atlantic Boulevard
                          Dulles, Virginia 20166

                          W. Bartlett Snell
                          21700 Atlantic Boulevard
                          Dulles, Virginia 20166

         THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 11th day of July, 1996.



                                        --------------------------
                                        Randy G. Legg
                                        Sole Incorporator